Exhibit 99.2

ADAPTIVE INSIGHTS, INC.

2013 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Adaptive Insights, Inc. (the “Company”) has granted you an option under its 2013 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.    VESTING. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.    EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)    a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)    any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)    you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)    if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5.    METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)    Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)    Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

6.    WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

7.    SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.    TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)    immediately upon the termination of your Continuous Service for Cause;

(b)    three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)    twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d)    eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)    the Expiration Date indicated in your Grant Notice; or

(f)    the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the

Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.    EXERCISE.

(a)    You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)    If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)    By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation(the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.    TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)    Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.    RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first refusal described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal described in the Company’s bylaws on the Date of Grant, then the right of first refusal described in the Company’s bylaws on the Date of Grant shall apply. The Company’s right of first refusal shall expire on the Listing Date. For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

12.    RIGHT OF REPURCHASE. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company will have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

13.    OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.    WITHHOLDING OBLIGATIONS.

(a)    At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)    If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)    You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16.    NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.

18.    VOTING AGREEMENT

At the time you exercise your option, in whole or in part, you hereby agree that you shall be deemed to be a party to, and shall be bound by the provisions of the Voting Agreement and shall become a Key Holder thereunder.

19.    CO-SALE AGREEMENT

If you are an officer of the Company at the time you exercise your option, in whole or in part, you hereby agree that you shall be deemed to be a party to, and shall be bound by the provisions of the Co-Sale Agreement and shall become a Key Holder thereunder.

ADAPTIVE INSIGHTS, INC.

RESTRICTED STOCK UNIT AGREEMENT

(2013 EQUITY INCENTIVE PLAN)

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”) and in consideration of your services, Adaptive Insights, Inc. (the “Company”) has awarded you Restricted Stock Units (the “Award”) under its 2013 Equity Incentive Plan (the “Plan”). The Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Capitalized terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan and Grant Notice. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of the Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.    GRANT OF THE AWARD. The Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice upon the satisfaction of the terms set forth in this Agreement. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.

2.    VESTING. Subject to the limitations contained herein, the Award will vest in accordance with the vesting schedule provided in the Grant Notice. Upon termination of your Continuous Service, any units or shares that have yet to satisfy any time and service-based requirement, including the Service-Based Requirement, will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock. For purposes of determining whether the Liquidity Event Requirement has been satisfied, Change in Control has the same meaning as in the Plan except as follows in this Section 2. A transaction or event will not constitute a Change in Control unless the transaction or event qualifies as a change in control event within the meaning of Code Section 409A.

3.    NUMBER OF SHARES.

(a)    The number of units/shares subject to the Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)    Any units, shares, cash or other property that become subject to the Award pursuant to this Section 3 if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by the Award.

(c)    Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. The Board will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4.    SECURITIES LAW AND OTHER COMPLIANCE. You may not be issued any shares under the Award unless either (a) the shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.    DATE OF ISSUANCE. Subject to the satisfaction of the withholding obligations set forth in Section 13 of this Agreement, the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of Vested RSUs subject to the Award, including any additional shares received pursuant to Section 3 above that relate to those Vested Restricted Stock Units on the applicable vesting date(s) as provided in the Grant Notice. However, if a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company. In all cases, the delivery of shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.

6.    DIVIDENDS. You will receive no benefit or adjustment to your Restricted Stock Units with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

7.    LOCK-UP PERIOD. By acquiring shares of Common Stock under your Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company request or as necessary to permit compliance with FINRA Rule 2241 and similar or successor regulatory rules and regulations (the “Lock-Up Period”); provided, however, that nothing contained in this Section 7 will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. You also agree that any transferee of any shares of Common Stock (or other securities of the Company held by you will be bound by this Section 7. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and will have the right, power and authority to enforce the provisions of this Section 7 as though they were a party to this Agreement.

8.    TRANSFER RESTRICTIONS. In addition to any other limitation on transfer created by applicable securities laws and the restrictions in Section 10, as applicable, you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of all or any part of the shares subject to your Award or any interest in such shares except in compliance with this Agreement (including without limitation Section 9), the Company’s bylaws and applicable securities law.

9.    RIGHT OF FIRST REFUSAL. Shares held by you or any transferee (either being sometimes referred to herein as the “Holder”) are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such tine the Company elects to exercise its right. The Company’s right of first refusal shall expire on the Listing Date. For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

10.    RESTRICTIVE LEGENDS. All certificates representing the Common Stock issued under this Agreement will be endorsed with legends in substantially the following forms (in addition to any other legend that may be required by other agreements between you and the Company):

(a)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AND CONDITIONS SET FORTH IN A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES IN VIOLATION OF SUCH RESTRICTIONS IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)    “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF REFUSAL GRANTED TO THE COMPANY AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF THE BYLAWS OF THE COMPANY AND/OR A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES.”

(d)    Any legend required by appropriate blue sky officials.

11. AWARD NOT AN EMPLOYMENT OR SERVICE CONTRACT.

(a)    Your status as a service provider with the Company or any Parent or Subsidiary of the Company (an “Affiliate”) is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of the Award pursuant to Section 2 or the issuance of the shares subject to the Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the

Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to Section 2 and the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth in the Grant Notice or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant with the Company or an Affiliate for the term of this Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Company or an Affiliate to terminate your status as a service provider at any time, with or without cause and with or without notice.

12.    RESPONSIBILITY FOR TAXES.

(a)    You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company in its discretion to be an appropriate charge to you even if legally applicable to the Company (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or your employer (if not the Company) to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your employer; (ii) causing you to tender a cash payment; (iii) entering on your behalf (pursuant to this authorization without further consent) into a “same day sale” commitment with a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common

Stock are issued to you or, if and as determined by the Company, the date on which the Tax- Related Items are required to be calculated) equal to the amount of such Tax-Related Items. The Company will use commercially reasonable efforts (as determined by the Company) to facilitate the satisfaction of Tax-Related Items by you using one of the methods described in clauses (iii) and (iv) of the preceding sentence or by permitting you to sell shares of Common Stock in any initial public offering by the Company. However, the Company does not guarantee that you will be able to satisfy any Tax-Related Items through any of the methods described in the preceding sentence and in all circumstances you remain responsible for timely and fully satisfying the Tax- Related Items. Depending on the withholding method employed, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(c)    Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by any of the means previously described. Notwithstanding any contrary provision of the Plan, the Notice of Grant or of this Agreement, if you fail to make satisfactory arrangements for the payment of any Tax-Related Items when due, you permanently will forfeit the Restricted Stock Units on which the Tax-Related Items were not satisfied and will also permanently forfeit any right to receive shares of Common Stock thereunder. In that case, the Restricted Stock Units will be returned to the Company at no cost to the Company.

13.    INVESTMENT REPRESENTATIONS. In connection with your acquisition of the Common Stock under your Award, you represent to the Company the following:

(a)    You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Common Stock. You are acquiring the Common Stock for investment for your own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b)    You understand that the Common Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of your investment intent as expressed in this Agreement.

(c)    You further acknowledge and understand that the Common Stock must be held indefinitely unless the Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. You further acknowledge and understand that the Company is under no obligation to register the Common Stock. You understand that the certificate evidencing the Common Stock will be imprinted with a legend that prohibits the transfer of the Common Stock unless the Common Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d)    You are familiar with the provisions of Rules 144 and 701 under the Securities Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the securities exempt under Rule 701 may be sold by you 90 days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and the Lock-Up Period agreement described in Section 7.

(e)    In the event that the sale of the Common Stock does not qualify under Rule 701 at the time of issuance, then the Common Stock may be resold by you in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after you have purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(f)    You further understand that at the time you wish to sell the Common Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144 or 701, and that, in such event, you would be precluded from selling the Common Stock under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.

14.    NO OBLIGATION TO MINIMIZE TAXES. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalent payments. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award and will not be liable to you for any Tax-Related Items arising in connection with the Award.

15.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

16.    UNSECURED OBLIGATION. The Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 5 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.    NOTICES. Any notices provided for in the Grant Notice, this Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.    MISCELLANEOUS.

(a)    As a condition to the grant of your Award or to the Company’s issuance of any shares of Common Stock under this Agreement, the Company may require you to execute certain customary agreements entered into with the holders of capital stock of the Company, including without limitation a right of first refusal and co-sale agreement and a stockholders agreement.

(b) The rights and obligations of the Company under the Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under the Award may only be assigned with the prior written consent of the Company.

(c)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(d)    You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents.

(e)    This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.    GOVERNING PLAN DOCUMENT. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control. For purposes of the Award, a transaction or event will not constitute a Change in Control unless the transaction or event qualifies as a change of control event within the meaning of Code Section 409A.

20.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

22.    AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23.    COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A- 1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any contrary provision of the Plan, the Notice of Grant, or of this Agreement, under no circumstances will the Company reimburse you for any taxes or other costs under Section 409A or any other tax law or rule. All such taxes and costs are solely your responsibility.

* * *

This Agreement will be deemed to be signed by you upon the signing by you of the

Restricted Stock Unit Grant Notice to which it is attached.

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